EXHIBIT 10(dd)

Goldman, Sachs & Co./85 Broad Street/New York, New York 10004
Tel: 212-902-1000

                                                       GOLDMAN
                                                       SACHS
Personal and Confidential

September 12, 1997


G. Kenneth Baum
Director
Sealright Co., Inc.
9201 Packaging Drive
DeSoto, Kansas 66018

Dear Mr. Baum:

We are pleased to confirm the arrangements under which Goldman Sachs & Co. ("Goldman Sachs") (together with George K. Baum & Company pursuant to a letter dated September 12, 1997, a copy of which has been provided to Goldman Sachs) is exclusively engaged by Sealright Co., Inc. (the "Company") as financial advisor to assist the Company in its analysis and consideration of various financial alternatives available to it, which may include the possible sale of all or a portion of the Company.

During the term of our engagement, we will provide you with financial advice and assistance in connection with analyzing and considering various financial alternatives, which may include performing valuation analyses, searching for a purchaser acceptable to you, coordinating visits of potential purchasers and assisting you in negotiating the financial aspects of a transaction.

At your request we also will undertake a study to enable us to render our opinion as to the fairness of the financial consideration to be received by stockholders of the Company or the Company, as the case may be, in connection with the sale of 50% or more of the outstanding common stock of the Company. The nature and scope of our investigation as well as the scope, form and substance of our opinion shall be such as we consider appropriate. If requested our opinion will be in written form.

In connection with this engagement, the Company shall pay us a fee of $150,000, payable in cash immediately, which to the extent paid shall be applied against any transaction fee which may become payable pursuant to this engagement. If the purchase of 50% or more of the outstanding common stock or the assets (based on the book value thereof) of the Company is accomplished ("a sale of the Company") in one or a series of transactions, including, but not limited to, private or open market purchases of stock, a tender offer, a merger or a sale by the Company of its stock or assets, we will charge a transaction fee of 1.15% of the aggregate consideration paid in such transactions. If less than 50% of the outstanding common stock or the assets (based on the book value thereof) of the Company is acquired in the manner set forth in the preceding sentence, we will charge a transaction fee to be mutually agreed upon by Goldman Sachs and the Company. Except as provided herein, a transaction fee will be paid to us in cash upon consummation of each transaction.

The aggregate consideration for purposes of calculating a transaction fee shall be:

(i) In the case of the sale, exchange or purchase of the Company's equity securities, the total consideration paid for such securities (including amounts paid to holders of options, warrants and convertible securities), plus the principal amount of all indebtedness for borrowed money as set forth on the most recent consolidated balance sheet of the Company prior to the consummation of such sale, exchange or purchase, and
(ii) In the case of a sale or disposition by the Company of assets, the total consideration paid for such assets, including the principal amount of all indebtedness for borrowed money assumed by the purchaser, plus the net value of any current assets not sold by the Company.

Amounts paid into escrow and contingent payments in connection with any transaction will be included as part of the aggregate consideration. Fees on amounts paid into escrow will be payable upon the establishment of such escrow. If the consideration in connection with any transaction may be increased by payments related to future events, the portion of our fee relating to such contingent payments will be calculated and paid if and when such contingent payments are made. Aggregate consideration also shall include the aggregate amount of any (i) dividends or other distributions declared by the Company with respect to its stock after the date hereof, other than normal recurring cash dividends in amounts not materially greater than $.12 per share per quarter, and (ii) amounts paid by the Company to repurchase any securities of the Company outstanding on the date hereof other than amounts paid to acquire shares pursuant to the terms of existing compensation programs and in the normal course of business.

In connection with a sale of the Company involving a tender offer or other purchase or sale of stock, the transaction fee will be payable and calculated under the definition of aggregate consideration set forth above as though 100% of the outstanding common stock on a fully diluted basis had been acquired for the same per share amount paid in the transaction in which 50% or more of the Company's outstanding common stock is acquired by a purchaser or group of affiliated purchasers. Nevertheless, our services pursuant to this letter will continue after control is obtained to assist you with a second step merger or similar transaction.

If any portion of the aggregate consideration is paid in the form of securities, the value of such securities, for purposes of calculating the transaction fee, will be determined by the average of the last sales prices for such securities on the five trading days ending five days prior to the consummation of the transaction. If such securities do not have an existing public trading market, the value of the securities shall be the mutually agreed upon fair market value on the day prior to the consummation of the transaction.

In the event that the Company determines to undertake a financing transaction or other strategic transaction in lieu of a sale of all or a portion of the Company, the Company shall offer Goldman Sachs the right to act in such transaction as manager or agent in the case of any offering or placement of securities, arranger in the case of a syndicated bank loan, or as advisor or dealer manager, as applicable, in the case of any other transaction. If Goldman Sachs agrees to act in such capacity, the Company and Goldman Sachs will enter into an appropriate form of underwriting, placement agency, engagement, dealer manager or other agreement relating to the type of transaction involved and containing customary terms and conditions, including customary fee provisions and provisions relating to our indemnity.
However, unless specifically covered by a separate agreement setting forth such arrangement, the provisions in the attached Annex A shall apply to each such transaction. The Company acknowledges that this letter agreement is neither an expressed nor an implied commitment by Goldman Sachs to act in any capacity in any such transaction or to purchase or place any securities in connection therewith, which commitment shall only be set forth in a separate underwriting, placement agency or other applicable type of agreement.

You also agree to reimburse us periodically, upon request, and upon consummation of the transaction or transactions contemplated hereby or upon termination of our services pursuant to this agreement, for our reasonable out-of-pocket expenses including any expenses related to any such financing transaction or other strategic transaction, including the fees and disbursements of our attorneys, plus any sales, use or similar taxes (including additions to such taxes, if any, but excluding any income taxes owed by Goldman Sachs or its partners) arising in connection with any matter referred to in this letter. The fees and disbursements of counsel retained pursuant to the immediately preceding sentence shall not exceed $100,000 without the prior consent of the Company, such consent not to be unreasonably withheld; provided, however, this sentence shall in no way affect the Company's obligations as set forth in Annex A to this letter.

In order to coordinate most effectively our efforts together to effect a transaction satisfactory to the Company, the Company and its management will promptly inform us of any inquiry they may receive concerning the availability of all or a portion of the stock or assets of the Company for purchase. Also, during the period of our engagement, neither the Company nor its management will initiate any discussions looking toward the sale of all or a portion of the stock or assets of the Company without first consulting with Goldman Sachs.

Please note that any written or oral opinion or advice provided by Goldman Sachs in connection with our engagement is exclusively for the information of the Board of Directors and senior management of the Company, and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent.

In connection with the engagements such as this, it is our firm policy to receive indemnification. The Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex A which is incorporated by reference into this letter.

As you know, Goldman Sachs is a full service securities firm and as such may from time to time affect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of the Company and other companies which may be the subject of the engagement contemplated by this letter.

Our services may be terminated by you or us at any time with or without cause effective upon receipt of written notice to that effect; provided, however, that our services will automatically terminate on the date 18 months after the date of this letter agreement, unless the Company and Goldman Sachs mutually agree in writing to extend them for a specified period. We will be entitled to the applicable transaction fee set forth above in the event that at any time prior to the expiration of 18 months after such termination an agreement is entered into with respect to a sale of all or a portion of the stock or assets of the Company which is eventually consummated and any of the purchasers or their affiliates were on the list of prospective buyers provided by Goldman Sachs to the Company, and mutually agreed to by the Company and Goldman Sachs, at the commencement of this assignment, including any prospective buyers added to such list as mutually agreed to by Goldman Sachs and the Company during the term of the engagement, or Goldman Sachs or the Company, its management, its directors or its affiliates had contact with the acquiring party, or any affiliate thereof, regarding such a transaction during the period of our engagement. The Company's obligation to offer Goldman Sachs the right to act in the capacities set forth above in connection with certain financing transactions or other strategic transactions shall survive any such termination for a period of 18 months from the date of such termination.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this letter, which shall become a binding agreement upon our receipt. We are delighted to accept this engagement and look forward to working with you on this assignment.

Very truly yours,                       Confirmed

                                        Sealright Co., Inc.


 /s/ Goldman Sachs & Co                 By:   /s/ G. Kenneth Baum
(Goldman Sachs & CO.)                        G. Kenneth Baum
                                             Director

                                        Date:    10/9/97

                           Annex A


In the event that Goldman Sachs becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including stockholders of the Company, in connection with or as a result of either our engagement or any matter referred to in this letter, the Company periodically will reimburse Goldman Sachs for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company also will indemnify and hold Goldman Sachs harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either our engagements or any matter referred to in this letter, except to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of Goldman Sachs in performing the services that are the subject of this letter. If for any reason the foregoing indemnification is unavailable to Goldman Sachs or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Goldman Sachs as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company and its stockholders on the one hand and Goldman Sachs on the other hand in the matters contemplated by this letter as well as the relative fault of the Company and Goldman Sachs with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of Goldman Sachs and the partners, directors, agents, employees and controlling persons (if any), as the case may be, of Goldman Sachs and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Goldman Sachs, any such affiliate and any such person. The Company also agrees that neither Goldman Sachs nor any of such affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either our engagement or any matter referred to in this letter except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence or bad faith of Goldman Sachs in performing the services that are the subject of this letter. Prior to entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth in this Annex A, the Company will notify Goldman Sachs in writing thereof (if not previously so notified) and, if requested by Goldman Sachs, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth in this paragraph upon terms and conditions satisfactory to Goldman Sachs. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either our engagement or any matter referred to in this letter is hereby waived by the parties hereto. The provisions of this Annex A shall survive any termination or completion of the engagement provided by this letter agreement, and this letter agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.